February 27, 1996


VIA FACSIMILE
Mr. Malcolm Gentry
Lomacasi Resort
880 N. Hwy 89A
Sedona, AZ  86336

Re: First Amended Certificate of Limited Partnership and Amended Agreement of the Sedona
        Real Estate Limited Partnership #1

Dear Malcolm:

        I have previously transmitted to you via facsimile a draft of the above-captioned agreement (the "Partnership Agreement").

        The following sets forth our collateral understandings relating to the prospective operation of the Lomacasi Resort (the "Resort") and, in due course, its conversion to a timeshare project:

(1) You, Malcolm Gentry, will serve as project manager of the Resort and reside at the Resort in a cottage acceptable to the General Partner. For the time being, at least, it is understood that you will reside in the main house. Your monthly salary shall be $2,000 per month, $800 of which shall be payable to you in cash and the balance ($1,200) of which, in addition to your participation in the profits of the partnership, shall be credited to your Capital Account under the Partnership Agreement. You shall report to Edd Zielinski, Executive Vice President of ILX Incorporated ("ILX") or otherwise as he directs. Your Capital Account will be debited with any amounts paid by the partnership, subsequent to March 1, 1996, to Janette Harvey and/or any assignee arising under that certain Promissory Note in the amount of $110,000 dated November 28, 1995.

(2) Martha Jo Curtis shall serve the Resort and ILX in an advertising, public relations and real estate brokerage capacity as from time to time directed by Edd Zielinski. Her monthly salary shall be $2,500 per month, $1,000 of which shall be payable to her in cash and the balance ($1,500) of which, in addition to its participation in the profits of the partnership, shall be credited to the Capital Account of the Curtis Trust under the Partnership Agreement.

(3) The General Partner will initially contribute $25,000 to the capital of the partnership. Additionally, it will loan funds to the partnership initially and from time to time at an interest rate of 12.5% to provide cash flow to the partnership, if necessary, to conduct its day to day business.

(4) You have informed me, or I have otherwise learned, that the following sums will be due from the partnership upon execution of the Partnership
        Agreement:

        (a)    First Trust Deed - January and February 1996           $13,800.00
               payments plus late charges

        (b)    Third Trust Deed - January and February 1996             9,557.72
               payments

        (c)    Other Payables:
                       Painting Contractor            $1,850.00
                       Mitsubishi Television           3,000.00
                       Insurance                       1,100.00
                       Legal Counsel                   2,000.00         7,950.00
                                                       --------        ---------
               TOTAL:                                                 $31,307.72

        You have indicated that there are "merchant account funds" in the approximate amount of $7,000 to offset a portion of the above payables. It is my understanding that all other payables are current. Assuming that we are in a position to close, effective March 1, 1996, we should have an accounting of proceeds on hand and any receivables accrued and payables incurred as of February 29, 1996. Thereafter, we will require an accounting of your results of operations for the months of January and February 1996.

        If you have any questions concerning this letter, please call me at your earliest convenience. If you and Martha Jo are in approval, please so signify in the space provided below.

                                Yours very truly,

                                /s/  Joseph P. Martori
                                ----------------------
                                Joseph P. Martori
                                Duly Authorized Representative
                                of Lomacasi Resort Incorporated

ACCEPTED AND APPROVED:


/s/ Malcolm Gentry 3-1-96
-------------------------
Malcolm Gentry

/s/ Martha Jo Curtis 3/1/96
---------------------------
Martha Jo Curtis